FOR IMMEDIATE RELEASE
Phone: 609-561-9000
Media and Investor Relations Contact: Stephen Clark x4260
November 5, 2009

SJI Reports Third Quarter 2009 Results,
Updates Earnings Guidance

Folsom, NJ – South Jersey Industries (NYSE: SJI) today announced a GAAP loss from continuing operations for the third quarter of 2009 of $1.9 million, or $0.06 per share, as compared with income of $43.9 million, or $1.47 per share, for the third quarter of 2008. Third quarter 2008 GAAP results reflected the impact of unusually large unrealized gains from mark-to-market accounting at our Asset Management and Marketing business. For the first nine months of 2009, GAAP income from continuing operations was $34.8 million, or $1.16 per share, as compared with $55.3 million, or $1.85 per share, in the first nine months of 2008.

On an Economic Earnings basis for the third quarter of 2009, SJI reported a loss from continuing operations of $1.8 million, or $0.06 per share, as compared with income of $1.1 million, or $0.04 per share during the same period last year. Income from continuing operations on an Economic Earnings basis for the first nine months of 2009 was $46.5 million, or $1.56 per share, as compared with $47.9 million, or $1.60 per share, for the same period last year.

“I want to update our guidance for 2009 that targets Economic Earnings per Share of between $2.38 and $2.45, representing growth of 5% to 8% over 2008 Economic EPS,” stated SJI Chairman & CEO Edward J. Graham. “The soft economy, less than favorable weather, and higher pension expense certainly impacted results for the quarter and year-to-date. SJI is well positioned for strong results from operations in the fourth quarter but, due to the timing of certain transactions, it is less likely that our growth rate will come in at the higher end of the guidance range. However, we expect to see benefits in 2010 from these fourth quarter 2009 timing issues. We also expect in 2010 to see the benefits of the initial contributions from our investment in the Marcellus Shale and the various utility capital investment initiatives that we announced earlier this year,” continued Graham.

A reconciliation of Economic Earnings to net income for the third quarter and first nine months of 2009 and 2008 is detailed below. The non-GAAP measure, Economic Earnings, makes adjustments to income from continuing operations. Please refer to the Explanation and Reconciliation of Non-GAAP Financial Measures at the end of this release for more information.

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SJI Earnings – Add 1

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
	(In thousands except per share data)		(In thousands except per share data)

Income/(Loss) from Continuing Operations	$(1,859)	$43,858	$34,794	$55,289
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(557)	(42,363)	7,110	(1,247)
Realized (Gains)/Losses on Inventory Injection Hedges	569	(440)	4,593	(6,169)
Economic Earnings	$(1,847)	$1,055	$46,497	$47,873

Earnings per Share from Continuing Operations	$(0.06)	$1.47	$1.16	$1.85
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(0.02)	(1.42)	0.25	(0.04)
Realized (Gains)/Losses on Inventory Injection Hedges	0.02	(0.01)	0.15	(0.21)
Economic Earnings per Share	$(0.06)	$0.04	$1.56	$1.60

Non-Utility Results: Non-utility operations reported income from continuing operations on a GAAP basis of $0.1 million for the third quarter of 2009 compared with $45.7 million in the same period last year. Third quarter 2008 GAAP results reflected the impact of unusually large unrealized gains from mark-to-market accounting at our Asset Management and Marketing business. For the first nine months of 2009, income from continuing operations on a GAAP basis was $8.8 million, compared with $28.5 million for the same period in 2008. GAAP results are heavily affected by the impact of mark-to-market accounting rules on our successful commodity marketing business.

On an Economic Earnings basis, non-utility operations contributed $0.1 million in the third quarter of 2009 as compared with $2.9 million last year. Third quarter 2009 results were impacted primarily by difficult economic conditions across several business lines and hedge losses associated with Asset Management and Marketing transactions that had produced significant benefits to results in other periods. For the nine months ended September 30, 2009, non-utility income from continuing operations on an Economic Earnings basis was $20.5 million, compared with $21.1 million in 2008. The decrease in Economic Earnings was primarily due to the general impact of weak economic conditions which offset strong performance in our Asset Management and Marketing business.

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SJI Earnings – Add 2

Performance in our key non-utility business lines was as follows:

•
Asset Management & Marketing - Economic earnings in the third quarter of 2009 reflected a loss of $1.2 million versus income of $0.2 million in the comparable quarter last year. For the first nine months of 2009, this business line produced Economic Earnings of $16.2 million, compared with $15.1 million in the first nine months of 2008. Decisions in 2009 that optimized the value of the storage and transportation assets of this business and significantly benefited earlier periods, including first quarter 2009 Economic Earnings performance, negatively impacted by $0.6 million the comparison of third quarter 2009 Economic Earnings with the prior year period. We currently have total gas storage capacity of 12.2 Bcf under management and 153,000 dekatherms per day of pipeline capacity, which creates opportunities for this business to lock in attractive margins resulting from volatility in market pricing.

For the upcoming 2009-2010 winter season, the storage and transportation assets for this business are fully hedged. Based upon current market conditions that include low natural gas prices, our portfolio of assets reflects a pre-tax value of $32.7 million for the 2009-2010 winter season. However, as we have done during prior winter seasons, we look for opportunities to further improve earnings by trading around market spreads to optimize the value of these assets.

Currently, the leaseholder on our Marcellus Shale acreage, St. Mary Land & Exploration Company, has drilled two horizontal wells on our property in McKean County, Pa. St. Mary is encouraged enough by early drilling results to begin constructing a gathering line to tie the first well into the interstate sales pipeline. SJI will begin recognizing both a royalty and a working interest revenue stream from these wells when the tie-in is completed and sales commence.

Based on early production reports from other major gas producers, a spike in recent acreage lease rates, and comments by Penn State geoscientist Terry Engelder, the Marcellus Shale continues to be viewed as one of the largest potential sources of natural gas in the country. SJI will receive royalties on production from wells drilled and also has certain working interest ownership rights. We also continue to expand our marketing activities in the area and, as of November 2009, are now actively marketing 210,000 dekatherms per day, up from 125,000 dekatherms per day during the summer. As one of the largest third party marketers in the Marcellus, we view marketing as a significant opportunity as it provides us with competitively priced gas to utilize for our own asset management business, as well as provides us with downstream arbitrage opportunities to earn margins commensurate with the services we provide.

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SJI Earnings – Add 3

•
On-Site Energy Production – Marina Energy, our on-site energy production business, added $1.1 million in Economic Earnings to SJI’s bottom line in the third quarter of 2009, compared with $2.1 million in the prior year period. Overall, lower air conditioning demand from our energy facilities due to mild summer temperatures and lower customer usage levels experienced at the facilities we serve, and interest expense incurred on our investment in a Las Vegas energy project during the third quarter were the primary drivers for the decrease in earnings. Those same factors also impacted year-to-date results. During the first nine months of 2009, Marina Energy produced $3.4 million of Economic Earnings, compared with $4.4 million for the same period in 2008.

Looking to other energy project opportunities, Marina’s fifth landfill gas-to-electricity project, which is a joint-venture to develop a facility for eight jurisdictions in northeastern Maryland, is in the design and permitting stage. We anticipate commercial operation will commence in the second quarter of 2010. The third phase to a multi-million dollar solar facility that we own and operate for an educational facility in southern New Jersey is complete and has commenced operations. We continue to pursue energy project opportunities similar to these, as well as other combined heat and power (CHP or cogeneration) projects in line with the recently announced New Jersey Energy Master Plan and energy initiatives at the Federal level. In fact, we are currently in advanced discussions on several CHP and landfill projects. Medical, educational and certain governmental facilities are particularly well-suited applications for these projects. Marina develops, owns and operates on-site energy plants. We expect these projects to provide annuity-like income streams under long-term contracts.

•
Retail Services – Retail services, which include appliance warranty and repair, HVAC installation, and meter reading, contributed $0.2 million in the third quarter of 2009, compared with $0.6 million in the same period last year. For the first nine months of 2009, this business produced $0.9 million versus $1.5 million during the first nine months of 2008. Results were impacted by consumers delaying major expenditures and choosing to repair rather than replace existing systems.

Utility Business Performance: South Jersey Gas posted a third quarter 2009 net loss of $2.1 million compared with a loss of $1.9 million in the third quarter of 2008. SJG normally reports a loss in the third quarter due to seasonally low heating demand. Net income for the first nine months of 2009 was $25.9 million as compared with $26.6 million last year. Higher net margin and lower interest expense were offset by significantly higher pension expense and other post-retirement benefit costs, and higher general operating expenses.

•
Regulatory Update – In July, SJG received approval from the New Jersey Board of Public Utilities (NJBPU) to implement five energy efficiency programs that provide incentives to customers to improve energy efficiency and reduce their energy bills, while also creating jobs in support of New Jersey’s Economic Stimulus Plan. SJG will invest more than $17 million in these programs over the next 2 years.  These investments are incremental to the company’s Conservation Incentive Program (CIP). Like the infrastructure improvement plan that was approved in April 2009, this program allows SJG to receive a return on, and, over time, the return of, funds invested.   The CIP, a form of decoupling approved by the NJBPU in October 2006, allows for SJG to advocate for energy efficiency without adversely impacting income.

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SJI Earnings – Add 4

Work is also progressing on the $103 million of the previously announced infrastructure projects that were approved by the NJBPU in April. These infrastructure improvements will result in enhanced delivery of safe and reliable service to customers while providing incremental net income benefits during the second through fourth quarters of 2009 and the full year 2010.  The projects will also create jobs in support of the state’s economic stimulus initiative.  As part of the approval of the energy efficiency and infrastructure programs, SJG is required to file a base rate case to adjust rates by 2011.

•
Customer Growth - South Jersey Gas added 3,890 customers during the 12-month period ended September 30, 2009, for a total of 339,894. We achieved this 1.2% increase in customers despite the significant slowdown in the new housing construction market. However, there was an encouraging sign for housing as residential building permits in New Jersey increased 26% in September. While permit levels were still below the September 2008 level, the increase in permits was the first increase in more than a year. We also continue to see significant interest in conversions to natural gas from other fuel sources. Our recent gas main extension project in Cape May County, which provides over 5,000 potential conversion customers, as well as aggressive marketing campaigns into other parts of our service area without natural gas service, have been well received. We anticipate adding over 3,000 customers annually via conversion in both 2009 and 2010.

SJI’s Balance Sheet Remains Strong: Our equity-to-capitalization ratio was 51% at September 30, 2009, as compared with 50% at the same point in 2008. Our goal remains for this ratio to average at least 50% annually.

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SJI Earnings – Add 5

Explanation and Reconciliation of Non-GAAP Financial Measures: This press release includes the non-generally accepted accounting principles (“non-GAAP”) financial measures of Economic Earnings, Economic Earnings per share, Non-Utility Economic Earnings, Asset Management & Marketing Economic Earnings, and On-site Energy Production Economic Earnings. The accompanying schedule provides a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with United States generally accepted accounting principles ("GAAP"). The non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all commodity derivative transactions and the ineffective portion of interest rate derivative transactions that we are marking to market, and (2) adjusting for realized gains and losses, as applicable and in each case after tax, on all hedges attributed to inventory transactions to align them with the related cost of inventory in the period of withdrawal. Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn related to derivative transactions. Specifically, we believe that this financial measure indicates to investors the profitability of all portions of these transactions and not just the portion that is subject to mark-to-market valuation measurement. Considering only one side of the transaction can produce a false sense as to the profitability of our derivative activities, as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share:

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SJI Earnings – Add 6
	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
	(In thousands except per share data)		(In thousands except per share data)

Income/(Loss) from Continuing Operations	$(1,859)	$43,858	$34,794	$55,289
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(557)	(42,363)	7,110	(1,247)
Realized (Gains)/Losses on Inventory Injection Hedges	569	(440)	4,593	(6,169)
Economic Earnings	$(1,847)	$1,055	$46,497	$47,873

Earnings per Share from Continuing Operations	$(0.06)	$1.47	$1.16	$1.85
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(0.02)	(1.42)	0.25	(0.04)
Realized (Gains)/Losses on Inventory Injection Hedges	0.02	(0.01)	0.15	(0.21)
Economic Earnings per Share	$(0.06)	$0.04	$1.56	$1.60

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
	(in thousands except per share data)		(in thousands except per share data)

Non-Utility Income/(Loss) From Continuing Operations	$117	$45,663	$8,816	$28,539
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(557)	(42,363)	7,110	(1,247)
Realized (Gains)/Losses on Inventory Injection Hedges	569	(440)	4,593	(6,169)
Non-Utility Economic Earnings	$129	$2,860	$20,519	$21,123

Asset Management & Marketing Income/(Loss) From Continuing Operations	$(871)	$42,974	$4,565	$22,543
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Commodity Derivatives	(908)	(42,363)	7,081	(1,247)
Realized (Gains)/Losses on Inventory Injection Hedges	569	(440)	4,593	(6,169)
Asset Management & Marketing Economic Earnings	$(1,210)	$171	$16,239	$15,127

On-site Energy Production Income From Continuing Operations	$749	$2,063	$3,369	$4,446
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Interest Rate Derivatives	351	-	29	-
On-site Energy Production Economic Earnings	$1,100	$2,063	$3,398	$4,446

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SJI Earnings – Add 7

Webcast and Conference Call Details
South Jersey Industries’ President and CEO, Edward J. Graham, will host an open conference call and webcast on Thursday, Nov. 5, 2009 at 2:00 p.m. EST to discuss the company’s third quarter 2009 results and future prospects. To participate in the conference call, dial 1-888-680-0878 approximately 15 minutes ahead of the scheduled time and enter the participant passcode 83084437. To access the webcast, simply visit the South Jersey Industries website at http://www.sjindustries.com, click on Investors and then click on the webcast icon. A recorded version of the webcast will be available at SJI’s website. A rebroadcast of the conference call will also be available by calling 1-888-286-8010 and entering the passcode 13360072. SJI encourages shareholders, media and members of the financial community to listen to the conference call or webcast.

Forward-Looking Statement
This news release contains forward-looking statements. All statements other than statements of historical fact included in this press release should be considered forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this press release words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; the timing of new projects coming online; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies. SJI assumes no duty to update these statements should actual events differ from expectations.

About South Jersey Industries
South Jersey Industries (NYSE: SJI) is an energy services holding company.  A member of the KLD Global Climate 100 Index, SJI offers solutions to global warming through renewable energy, clean technology and efficiency.  South Jersey Gas, one of the fastest growing natural gas utilities in the nation, strongly advocates energy efficiency while safely and reliably delivering natural gas in southern New Jersey. South Jersey Energy Solutions, the parent of SJI’s non-regulated businesses, provides innovative, environmentally friendly energy solutions that help customers control energy costs. South Jersey Energy acquires and markets natural gas and electricity for retail customers and offers energy-related services. Marina Energy develops and operates on-site energy projects.  South Jersey Resources Group provides wholesale commodity marketing and risk management services. South Jersey Energy Service Plus installs, maintains and services residential and commercial heating, air conditioning and water heating systems; services appliances; installs solar systems; provides plumbing services and performs energy audits. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.
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SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED

	Three Months Ended September 30,			Nine Months Ended September 30,
			Increase			Increase
	2009	2008	(Decrease)	2009	2008	(Decrease)
Operating Revenues:
Utility	$55,958	$63,687	$(7,729)	$360,522	$393,262	$(32,740)
Nonutility	71,129	146,726	(75,597)	263,224	301,038	(37,814)

Total Operating Revenues	127,087	210,413	(83,326)	623,746	694,300	(70,554)

Operating Expenses:
Cost of Sales - (Excluding Depreciation)
Utility	31,377	40,324	(8,947)	223,876	261,604	(37,728)
Nonutility	63,751	61,935	1,816	227,392	231,141	(3,749)
Operations	20,044	17,923	2,121	65,034	56,805	8,229
Maintenance	2,301	1,925	376	6,162	5,412	750
Depreciation	7,880	7,333	547	23,169	21,758	1,411
Energy and Other Taxes	1,649	1,646	3	8,483	8,628	(145)

Total Operating Expenses	127,002	131,086	(4,084)	554,116	585,348	(31,232)

Operating Income	85	79,327	(79,242)	69,630	108,952	(39,322)

Other Income and Expense	294	437	(143)	638	1,070	(432)
Interest Charges	(5,298)	(5,745)	447	(14,303)	(17,246)	2,943

(Loss) Income Before Income Taxes	(4,919)	74,019	(78,938)	55,965	92,776	(36,811)

Income Taxes	3,206	(30,367)	33,573	(20,068)	(38,245)	18,177
Equity in Earnings of Affiliated Companies	(314)	147	(461)	(1,247)	593	(1,840)

(Loss) Income from Continuing Operations	(2,027)	43,799	(45,826)	34,650	55,124	(20,474)

Loss from Discontinued Operations - (Net of tax benefit)	(16)	(76)	60	(58)	(101)	43

Net (Loss) Income	(2,043)	43,723	(45,766)	34,592	55,023	(20,431)

Less: Net Loss Attributable to Noncontrolling Interest in Subsidiaries	169	59	110	145	165	(20)

Net (Loss) Income - Attributable to South Jersey Industries, Inc.	$(1,874)	$43,782	$(45,656)	$34,737	$55,188	$(20,451)

Amounts Attributable to South Jersey Industries, Inc. Shareholders
(Loss) Income from Continuing Operations	$(1,858)	$43,858	$(45,716)	$34,795	$55,289	$(20,494)
Loss from Discontinued Operations - (Net of tax benefit)	(16)	(76)	60	(58)	(101)	43

Net Income (Loss)	$(1,874)	$43,782	$(45,656)	$34,737	$55,188	$(20,451)

Basic Earnings Per Common Share Attributable to South Jersey
Industries, Inc. Shareholders:
Continuing Operations	$(0.062)	$1.475	$(1.537)	$1.168	$1.862	$(0.694)
Discontinued Operations	(0.001)	(0.002)	0.001	(0.002)	(0.004)	0.002

Basic Earnings Per Common Share	$(0.063)	$1.473	$(1.536)	$1.166	$1.858	$(0.692)

Average Common Shares Outstanding - Basic	29,796	29,729	67	29,782	29,699	83

Diluted Earnings Per Common Share Attributable to South Jersey
Industries, Inc. Shareholders:
Continuing Operations	$(0.062)	$1.469	$(1.531)	$1.164	$1.854	$(0.690)
Discontinued Operations	(0.001)	(0.003)	0.002	(0.002)	(0.004)	0.002

Diluted Earnings Per Common Share	$(0.063)	$1.466	$(1.529)	$1.162	$1.850	$(0.688)

Average Common Shares Outstanding - Diluted	29,796	29,865	(69)	29,885	29,828	57

FOR IMMEDIATE RELEASE